Exhibit 99.1
FOR IMMEDIATE RELEASE: November 13, 2006
PR06-31
CANYON RESOURCES REPORTS THIRD QUARTER FINANCIAL RESULTS
Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, is pleased to provide a summary of the results for the Company’s third quarter ended September 30, 2006.
Financial Results
We ended the quarter with $1.4 million of unrestricted cash and cash equivalents plus $4.5 million of short term investments. During the third quarter of 2006, cash and short term investments decreased by $2.2 million. Expenses and spending for the third quarter are broken down as follows:
•	General and administrative expenses amounted to $1.0 million.
•	Includes holding costs at the Briggs Mine of $0.3 million.
•	Exploration expense amounted to $0.4 million.

•	Briggs Project capital spending amounted to $0.2 million for feasibility study engineering.

•	Kendall closure site asset retirement spending amounted to $0.4 million for capping the old leach pads and water treatment studies.

•	Working capital and other miscellaneous changes amounted to $0.2 million due partly to a build up of gold inventory that was sold in early October.
For the three months ended September 30, 2006, we recorded a net loss of $1.2 million, or negative $0.03 per share, on revenues of nil. This compares to a net loss of $0.6 million, or negative $0.02 per share, on revenues of $0.9 million for the third quarter of 2005. The increased loss in the third quarter of 2006 compared to the same period last year was due primarily to the lack of gold sales in the current quarter, holding costs at the Briggs Mine, and increased exploration activities. For the third quarter of 2006, we had no gold sales compared to 2,048 ounces of gold at an average price of $445 per gold ounce for the same period last year. The London PM Fix gold price averaged approximately $622 and $439 per ounce for the third quarter of 2006 and 2005, respectively.
Operating Activities and Other Developments
During the third quarter of 2006, we made significant progress on our Briggs Mine re-start feasibility study. This study has indicated that inclusion of underground mining of the potential high-grade mineralized material into the feasibility study may improve the overall project economics.
The open pit components of this study are nearing completion and have focused on expanding the existing Briggs Main, BSU and Goldtooth open pits, while utilizing existing open pits for waste dump locations. Potential underground mineable zones of high grade mineralization have been outlined in association with the Goldtooth fault around the Goldtooth pit and at the Briggs North area parallel to the zone previously mined by underground methods during 2000 and 2001. A pre-feasibility/feasibility study is currently being conducted on the potential underground mining options. Costing, design and schedules for the leach pad expansion and facilities refurbishment have been completed. A new General Manager and Vice President of Operations, Mr. Stuart Green, began work in October on this project.
In October, we moved the drill rig that had been drilling at our Reward Project in Nevada to the Briggs Mine. The Briggs infill drilling was designed to expand and increase the confidence level of the previously identified underground mineralized material. This program is expected to provide a reserve confidence level for a portion of the underground mineralized material that may be included in the final feasibility study.
In July 2006, we announced the acquisition of the Mineral Hill and Suitcase deposits located within four miles of our Briggs Mine. Evaluation of existing drill-hole and geologic information available for Suitcase and Mineral Hill during the quarter supports an in-place mineralized material estimate of 0.33 million tons at a grade of 0.052 oz/ton gold for Suitcase and supports an estimate of 2.31 million tons at a grade of 0.035 oz/ton gold for Mineral Hill. These estimates utilize a cutoff grade of 0.015 oz/ton gold. Additional drilling would be required to expand or to further validate these results.
During the second quarter of 2006, we drilled six additional holes on our Cecil R deposit, which have now been consolidated with our existing drillhole database. A new estimate of in-place mineralized material incorporating the new data is 5.75 million tons at a grade of 0.024 oz/ton gold for the Cecil R deposit using a cutoff grade of 0.015 oz/ton gold. Metallurgical testwork performed on drill cuttings from this drilling program indicates that a good gold recovery, similar to that experienced at our Briggs Mine, can be expected using heap leach technology.
These three satellite deposits remain open for potential expansion both along strike and at depth. Through future drilling and feasibility studies, we hope to prove that the mineralized material contained in these deposits can be developed into economic reserves that could be processed at the Briggs Mine facilities to possibly extend the useful life of the operation. Continued exploration of these deposits will depend on an allocation from our limited resources to fund our various ongoing projects. These deposits also require permitting before mining could commence.
Our Reward Project located near Beatty, Nevada, is our second highest priority behind the re-start of the Briggs Mine. As the next step towards completing a feasibility study at Reward, we began an infill and step-out drill program in September designed to further define the extent and grade of the previously acquired mineralized material. On October 23, we announced the results of 21 reverse circulation (RC) holes, totaling 6,140 feet. Highlights from that announcement included:

	From	To	Length
Drillhole No.	(feet)	(feet)	(feet)	Length (meter)	Au Assay (oz/ton)	Au Assay (gram/ton)
RC-03	110	385	275	83.8	0.036	1.240
RC-10	0	70	70	21.3	0.035	1.210
RC-13	0	360	360	109.7	0.024	0.844
RC-15	0	145	145	44.2	0.051	1.730
RC-21	185	370	185	56.4	0.031	1.078

These holes were designed to test extensions of the known mineralization and to fill in data gaps within our current pit design. The in-fill portion of the program was successful in converting some waste material in the current pit design to mineralized material. In addition, drillhole number 21, which represented the widest step-out in this program, intercepted significant grade (60 ft of 0.066 oz/ton gold) to the east of the deposit where no previous drilling existed. We are analyzing these results and planning additional drilling in an effort to expand and further test the size of this deposit which remains open both down dip and along strike. In addition, we have commenced permitting activities and are conducting various engineering studies required to complete a feasibility study. Our goal for this project is to move rapidly to complete the feasibility study and to secure Board of Director approval, permits, and financing, to allow mine construction.
The drill program was designed with the holes positioned as step-outs from mineralization outlined in a pre-feasibility open pit study (reported on January 12, 2006), which indicated an in-place mineralized material estimate of 3.35 million tons grading 0.031 oz/ton gold contained within a designed pit (based on a $400 gold price, a cutoff grade of 0.011 oz/ton gold and an assumed slope angle of 45 degrees). If successful, this drilling program could significantly improve project economics by converting waste into mineralized material. Slope angle studies have also commenced to justify use of steeper slope angles in mine design, which could decrease the strip ratio and improve project economics.
Our interest in the Seven-Up Pete property contains in-place mineralized material estimated at 17.0 million tons of mineralized material at a grade of 0.035 oz/ton gold based on a cutoff grade of 0.02 oz/ton gold. We intend to move this project forward, concentrating primarily on the evaluation of flotation or other potential “non-cyanide” processing techniques. Preliminary testwork utilizing conventional flotation and gravity concentration recovery has returned positive results, but additional optimization testwork is required to further demonstrate the viability of this process route.
Uranium Joint Venture Developments
In the early 1980’s, Canyon and its joint venture partners conducted an aggressive exploration program for uranium in the southern Powder River Basin of Wyoming. This program included mapping and drilling that resulted in the discovery of several instances of uranium mineralization. Over the past year we have reacquired land positions in this area through claim staking and leases with property holders.
Canyon entered into the Converse Uranium Joint Venture (“Converse JV”) with New Horizon Uranium Corporation (“New Horizon”) in January 2006. During 2006 the joint venture has been analyzing information provided by Canyon, consolidating land positions, and establishing drill targets around known uranium occurrences. New Horizon has committed to spend $0.2 million, $0.3 million and $0.5 million in each of the first three years respectively to earn their first 50% equity interest in this project. They must expend an additional $1.0 million over the following two years to earn up to a 70% interest in the project and complete a feasibility study to earn a 75% interest. At this time, New Horizon has not met its earn-in hurdles and Canyon still controls 100% interest in the joint venture.
In August 2006 the Converse JV joined with High Plains Uranium (“High Plains”) to form the Sand Creek Joint Venture (“Sand Creek JV”). Sand Creek JV is owned 70% by the Converse JV and 30% by High Plains. The purpose of these joint ventures is to combine property positions over a portion of the total Converse JV area of interest and to explore for and potentially develop uranium deposits in an area of known uranium occurrences. The area of interest for this joint venture covers approximately 92,000 acres, located east and south of Douglas, Wyoming. In total, Canyon will not be required to provide funding until its partners have contributed the first $2.6 million of expenditures in these ventures.
In November 2006 a drill program of 18 drillholes began in the western portion of the Sand Creek JV area. A follow up drill program of 12 drill holds is planned for January 2007 as an extension of the initial 18 drillholes. The timing of the second set of 12 drill holds is dependant on the receipt of an expanded exploration permit.
Conference Call
Management will host a conference call, Wednesday, November 15, 2006, at 1:00 p.m. EST. Interested shareholders can access the call by dialing US/Canada Dial-In #: 877-576-0177, Int’l #: 706-679-4128. Conference ID# 1740378. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call, through midnight November 18, 2006, and can be accessed by calling: 800-642-1687 or 706-645-9291 Conference ID # 1740378. The call will also be webcast and is available at http://registration.mshow.com/313218 or via the Company website at www.canyonresources.com
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements include, among others, feasibility studies for the Briggs and Reward projects, mineralized material estimates, drilling capability and the potential reopening or expansion of the Briggs Mine. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold prices; potential operating risks of mining, development and expansion; the uncertainty of estimates of mineralized material and gold deposits; and environmental and governmental regulations; availability of financing; the outcome of litigation, as well as judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, CONTACT:

James Hesketh, President & CEO	or	Valerie Kimball, Investor Relations
(303) 278-8464		(303) 278-8464

Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information
(Unaudited)

	Sep. 30,	Dec. 31,
	2006	2005
BALANCE SHEETS
Assets
Current assets	$6,459,800	$6,183,700
Noncurrent assets	10,074,900	8,463,000

Total assets	$16,534,700	$14,646,700

Liabilities and Stockholders’ Equity
Current liabilities	$2,170,500	$1,988,200
Notes payable — long term	825,000	825,000
Other noncurrent liabilities	3,771,200	4,944,500
Stockholders’ equity	9,768,000	6,889,000

Total liabilities and stockholders’ equity	$16,534,700	$14,646,700

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
STATEMENT OF OPERATIONS
Revenue	$2,400	$914,200	$1,008,800	$3,053,600
Expenses and Other (Income)
Cost of sales	—	638,800	866,600	2,606,800
Depreciation, depletion and amortization	8,600	198,000	24,200	1,812,600
Selling, general and administrative	1,005,600	401,700	2,644,300	1,635,200
Exploration costs	381,800	286,500	1,115,000	1,176,400
Impairment of long-lived assets	—	—	—	9,242,100
Accretion expense	50,700	33,400	152,300	100,400
Debenture conversion expense	—	—	—	448,200
Loss on asset disposals	—	—	—	2,700
Gain on sale of securities	—	—	(882,200)	—
(Gain) Loss on deriviative instruments	(240,900)	—	69,600	—
Other (income) expenses, net	(2,200)	(32,800)	(27,500)	(74,400)

Net loss	$(1,201,200)	$(611,400)	$(2,953,500)	$(13,896,400)

Net loss per share	$(0.03)	$(0.02)	$(0.07)	$(0.42)

Weighted average shares outstanding	43,824,500	34,542,100	40,735,500	33,122,600

CASH FLOW
Cash and cash equivalents, beginning of period	$1,543,700	$5,086,000	$5,649,200	$4,638,300
Net cash used in operating activities	(2,019,600)	(839,100)	(11,292,700)	(2,524,000)
Net cash provided by (used in) investing activities	1,831,300	(128,100)	1,848,500	(164,400)
Net cash (used in) provided by financing activities	(1,000)	2,400	5,149,400	2,171,300

Cash and cash equivalents, end of period	$1,354,400	$4,121,200	$1,354,400	$4,121,200

PRODUCTION & SALES DATA
Gold sales in ounces	—	2,048	1,735	7,020
Average realized price per ounce	$—	$445	$579	$433
Average market price per ounce (London PM Fix)	$622	$439	$601	$431